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                                                                  Exhibit 23.1


                               AUDITOR'S CONSENT

The Board of Directors
Tenet Healthcare Corporation


       We consent to the inclusion of our report dated February 1, 1997, with respect to the supplemental consolidated balance sheets of Tenet Healthcare Corporation and subsidiaries as of May 31, 1995 and 1996, and the related supplemental consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the three-year period ended May 31, 1996, which report appears in the Form 8-K of Tenet Healthcare Corporation dated April 16, 1997. Our report on the supplemental consolidated financial statements refers to a change in the method of accounting for income taxes in 1994.


                                             KPMG PEAT MARWICK LLP


Los Angeles, California
April 16, 1997